EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “experts” in the Registration Statement (Form S-4), relating to the 4% cumulative convertible preferred stocks of Ampal American Israel Corporation and to the incorporation in reference therein, of our report dated March 6, 2006 with respect to the financial statements of Carmel Container Systems Ltd. included in the Ampal American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Kost Forer Gabbay & Kasierer Member of Ernst & Young Global

Haifa ,Israel
March 26, 2006